Exhibit 99.1

Helicos BioSciences Corporation
Announces $6.4 Million Registered Direct Offering

CAMBRIDGE, Mass., December 15, 2009 (BUSINESS WIRE) — Helicos BioSciences Corporation (NASDAQ: HLCS) announced today that it has priced a registered direct offering of 6.4 million units, at a price of $1.00 per unit, for gross proceeds of $6.4 million before deducting underwriting discounts and commissions and estimated offering expenses.  Each unit consists of one share of the company’s common stock and a warrant to buy 0.65 of a share of the company’s common stock. The warrants will be exercisable for a period of five years beginning six months after issuance, at an exercise price of $1.4385 per share.  The closing of the offering is expected to take place on or about December 21, 2009, subject to the satisfaction of customary closing conditions.  Thomas Weisel Partners LLC is acting as the sole book-running manager for the offering.

The company intends to use the net proceeds of the offering to fund its research and development efforts, and for general corporate purposes, including working capital.

The securities described above are being offered by Helicos BioSciences Corporation pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission.  The offering may be made only by means of the prospectus supplement and the related prospectus relating to the offering, copies of which may be obtained, when available, from Thomas Weisel Partners LLC by mail at One Montgomery Street, San Francisco, California 94104 or by telephone at (415) 364-2720.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Helicos BioSciences:

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMS(TM), technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of two $1,000 genome grants and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800. For more information, please visit www.helicosbio.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us, the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

Investor Relations:
Helicos BioSciences Corporation
Susan Shepard, 617-264-1850

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